Exhibit 99.1

Neuronetics Reports Preliminary Fourth Quarter and Fiscal Year 2022 Financial Results

MALVERN, Pa., Jan. 9, 2023 (GLOBE NEWSWIRE) — Neuronetics, Inc. (NASDAQ: STIM), a commercial-stage medical technology company focused on designing, developing, and marketing products that improve the quality of life for patients who suffer from neurohealth disorders, today announced certain preliminary unaudited fourth quarter and full year 2022 revenue results.

Fourth Quarter 2022

Preliminary unaudited total revenue for the fourth quarter of 2022 is approximately $18.0 million as compared to previously stated guidance of $16.0 to $17.0 million.

Fourth quarter U.S. NeuroStar Advanced Therapy System preliminary unaudited revenue is expected to be approximately $4.6 million. For the three months ended December 31, 2022 the Company shipped 56 systems.

U.S. Treatment Session preliminary unaudited revenue is expected to be approximately $12.4 million.

Full Year 2022

Preliminary unaudited total revenue for the full year 2022 is expected to be approximately $65.0 million as compared to previously stated guidance of $63.0 to $64.0 million.

“Our team’s impressive fourth-quarter performance was largely due to the ongoing execution of our strategy, including the accelerated positive impacts of our marketing and education initiatives, benefiting both treatment session usage and capital sales. ,” said Keith J. Sullivan, President and Chief Executive Officer of Neuronetics. “Looking ahead to 2023, we anticipate that momentum will continue to grow as we build on the solid foundation we have laid over the previous two years, allowing us to help our customers treat as many patients suffering from mental health disorders as they can.”

About Neuronetics

Neuronetics, Inc. believes that mental health is as important as physical health. As a global leader in neuroscience, Neuronetics is redefining patient and physician expectations with its NeuroStar Advanced Therapy for Mental Health. NeuroStar is a non-drug, noninvasive treatment that can improve the quality of life for people suffering from neurohealth conditions when traditional medication has not helped. NeuroStar is FDA-cleared for adults with major depressive disorder (MDD), as an adjunct for adults with obsessive-compulsive disorder (OCD), and to decrease anxiety symptoms in adult patients with MDD that may exhibit comorbid anxiety symptoms (anxious depression). NeuroStar Advanced Therapy is the leading transcranial magnetic stimulation (TMS) treatment for MDD in adults with over 5 million treatments delivered. NeuroStar is backed by the largest clinical data set of any TMS system for depression, including the world’s largest depression Outcomes Registry. Neuronetics is committed to transforming lives by offering an exceptional treatment that produces extraordinary results. For safety information and indications for use, visit NeuroStar.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding Neuronetics, Inc. (the “Company”) that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to:; the Company’s ability to execute its business strategy; the Company’s ability to achieve profitability; the Company’s reliance on the sale and usage of its NeuroStar Advanced Therapy for Mental Health System to generate revenues; the scale and efficacy of the Company’s sales force; the Company’s ability to retain talent; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in respect of competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in clinical trials of NeuroStar Advanced Therapy for Mental Health System for additional indications; the impact of COVID-19 on the Company’s operational and budget plans as well as general political and economic conditions, including as a result of efforts by governmental authorities to mitigate COVID-19; and developments in regulation and regulatory review in the United States and other applicable jurisdictions. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or changes in the Company’s expectations.

Investor Contact:

Mike Vallie or Mark Klausner

ICR Westwicke

443-213-0499

ir@neuronetics.com

Media Contact:

EvolveMKD

646-517-4220

NeuroStar@evolvemkd.com